Exhibit 99.1

Press Release

AGL Resources Lowers Previously Announced 2011 Earnings Guidance Range

Atlanta, GA – October 17, 2011 – AGL Resources Inc. (NYSE: AGL) today announced that its third-quarter 2011 earnings results are expected to be in the range of $(0.07) to $(0.01) per diluted share.  Adjusted earnings results, which exclude the impact of costs associated with the merger with Nicor, are expected to be in the range of $(0.01) to $0.05 per diluted share.  Based on these results and the outlook for the remainder of the year, the company currently expects full-year 2011 earnings, excluding any earnings impacts associated with the Nicor merger, to be in the range of $2.90 to $3.00 per diluted share, compared to its previously announced guidance range of $3.10 to $3.20 per diluted share.  This reduction in the earnings guidance range is principally due to third quarter and expected fourth quarter performance for Sequent Energy Management, part of AGL Resources’ Wholesale Services segment.

Third-quarter 2011 results for Sequent Energy are expected to reflect a significant negative variance to the prior year, driven by lower natural gas price spreads and lower price volatility that limited Sequent’s opportunity to generate margin from its storage and transportation positions and to cover its fixed costs and demand charges.  The negative variance also reflects the effect of new pipeline constraints and a lack of available pipeline transportation capacity, particularly in the Marcellus Shale producing region where Sequent has natural gas receipt requirements.  From an accounting perspective, relative to the prior-year period, Sequent’s results were impacted by lower hedge gains and higher LOCOM (lower-of-cost-or-market) adjustments to reduce the carrying value of Sequent’s storage inventory to market.

Our current expectation is that earnings in the Wholesale Services segment for 2011 will be significantly below the previously projected 2011 EBIT (earnings before interest and taxes) contribution of $53 million included in the company’s prior earnings guidance.  In the third quarter of 2011, the Wholesale Services segment currently expects to report an EBIT loss of approximately $(37) million, compared to EBIT of $15 million for the third quarter of 2010.  For the nine months ended September 30, 2011, the Wholesale Services segment currently expects to report an EBIT loss of approximately $(9) million, compared to EBIT of $38 million for the nine months ended September 30, 2010.  These weaker results are expected to be partially offset by lower incentive compensation expense and improved results in the company’s Distribution Operations segment.

The additional details below provide a reconciliation of management’s current expectations for the various components of the Wholesale Services segment for the three months ended September 30, 2011 relative to the same period in 2010.

	Three months ended September 30
In millions	2011	2010	change
Gain on storage hedges	$14	$25	$(11)
Gain on transportation hedges	0	5	(5)
Commercial activity recognized	(34)	1	(35)
Change in LOCOM adjustment	(9)	(5)	(4)
Operating margin	$(29)	$26	$(55)

The primary factors influencing these negative variances are:

•	Commercial activity recognized
o
The reduction in commercial activity reflects significantly lower natural gas price volatility impacting daily and intra-day storage and transportation spreads, as well as losses associated with the forward purchase and sale of natural gas generally held for use under forward transportation contracts.  Sequent also incurred credit losses of $2 million during the third quarter 2011 ($4 million on a year-to-date basis) associated with a counterparty that filed for bankruptcy during the early part of the third quarter.

o
Shale production in the Northeast, specifically from the Marcellus region, is resulting in new pipeline capacity constraints. During the third quarter, Sequent experienced its own take-away constraints for natural gas purchased from producers in the Marcellus region, resulting in the sale of shale gas at a loss, higher transportation costs and the renegotiation of certain producer contracts. Total losses related to this take-away constraint during the third quarter of 2011 were approximately $15 million.

•	Gain on storage and transportation hedges
o
Storage spreads continue to be significantly lower than in 2010 and overall price volatility remained low during the third quarter of 2011, with NYMEX prices hovering in a tight range around the $4.00/MMBtu mark during the entire month of August and continuing into September.

o
Gains or losses in this category are generally transitory and relate to the valuation of hedges that unwind as gas deliveries are made.  Gains in the prior-year quarter were large due to significantly larger seasonal storage spreads in the prior-year quarter at the time the spreads were executed and the subsequent downward movement of natural gas prices during the quarter, and were not expected to be repeated in the third quarter of 2011.

•	LOCOM adjustments
o
LOCOM is an adjustment to inventory carrying value because the market price of natural gas in storage is lower than the original cost of gas.  LOCOM adjustments recorded in a particular quarter will be recovered in a future period when the gas is withdrawn from inventory.

o
The LOCOM adjustment will be reflected in Sequent’s inventory storage balances as of September 30, 2011 and, through the hedging of these physical natural gas inventory storage balances, Sequent has economic value consistent with last year’s economic value of $6 million.  This economic value is expected to be recognized as operating revenues in 2011 and 2012 when the projected storage withdrawals occur.

The updated expectation for 2011 earnings assumes normal winter weather conditions, continued low volatility and constrained pipeline capacity conditions in the fourth quarter, with no material impact to earnings from the effect of forward natural gas price movements on storage and transportation hedges in the Wholesale Services segment.  Changes in these factors, as well as other circumstances or events the company cannot currently anticipate, could result in earnings for fiscal 2011 that are above or below this outlook.

AGL Resources does not provide or publish forecasts of quarterly earnings or other quarterly results, and this announcement is not intended to change that policy.  The results discussed above are preliminary, and AGL Resources will report its third-quarter and year-to-date earnings results on Wednesday, November 2, 2011.  The earnings release will be issued prior to the market opening, followed by a conference call and webcast with the investor community at 9 a.m. ET.  The company will discuss third-quarter and year-to-date 2011 earnings results and its expectations for full-year 2011 results in more detail at that time.

The conference call will be webcast, and can be accessed via the Investor Relations section of the company’s Web site (www.aglresources.com). Participants may also listen via telephone by dialing 800-901-5248 if calling from the U.S., or 617-786-4512 if dialing from outside of the U.S. (Passcode: 53903131). For participants on the telephone, please place your call ten minutes prior to the start of the call.

About AGL Resources
AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates two high-deliverability natural gas storage facilities: Jefferson Island Storage & Hub near the Henry Hub in Louisiana and Golden Triangle Storage in Texas. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, statements concerning expected third quarter 2011 earnings results for the Company and the outlook for the remainder of the year, the statements concerning expected earnings results for third quarter 2011 and the nine months ended September 30, 2011 for Sequent, and the statement that weaker results are expected to be partially offset by lower incentive compensation expense and improved results in the Company’s distribution operations segment.  Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment and the current economic uncertainty; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

In addition, in this press release AGL Resources has presented its earnings per share excluding anticipated expenses with respect to the proposed Nicor merger.  As the company does not routinely engage in transactions of the magnitude of the proposed Nicor merger, and consequently does not regularly incur transaction-related expenses of correlative size, the company believes presenting EPS excluding anticipated Nicor merger expenses provides investors with an additional measure of AGL Resources’ core operating performance.

EBIT, operating margin and EPS excluding anticipated merger expenses should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income, net income attributable to AGL Resources Inc. or EPS as determined in accordance with GAAP. In addition, the company's EBIT, operating margin and non-GAAP EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

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Contacts:Financial
Sarah Stashak
Director – Investor Relations
Office:  404-584-4577
Cell: 404-895-7634
sstashak@aglresources.com

Media
Tami Gerke
Office:404-584-3873
Cell:404-558-2307
tgerke@aglresources.com